EXHIBIT 99.1

News Release
Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5.00 p.m. October 23, 2006
Jerry Davis (media) 215-977-6298
No. 21
SUNOCO LOGISTICS PARTNERS L.P. REPORTS THIRD QUARTER 2006 RESULTS AND DECLARES INCREASED THIRD QUARTER DISTRIBUTION
     PHILADELPHIA, October 23, 2006 — Sunoco Logistics Partners L.P. (NYSE: SXL) today announced quarterly net income for the third quarter ended September 30, 2006 of $17.7 million, or $0.59 per limited partner unit on a diluted basis, compared with $14.7 million, or $0.56 per limited partner unit on a diluted basis, for the third quarter of 2005. The increase was due mainly to an increase in total shipments in the Eastern Pipeline System, operating results from the acquisitions completed in 2005 and 2006 in the Western Pipeline System and increased revenues at the Partnership’s refined product terminals associated with ethanol blending. These increases were partially offset by lower lease acquisition margins and higher interest expense related to financing the acquisitions completed in 2006 and the Partnership’s internal expansion capital program.
     For the nine months ended September 30, 2006, net income was $62.4 million, a 30.6 percent increase over the $47.8 million of net income for the nine months ended September 30, 2005. The increase was due mainly to an increase in total shipments in the Eastern Pipeline System, operating results from the acquisitions completed in 2005 and 2006 in the Western Pipeline System and higher lease acquisition margins, partially offset by higher interest expense related to financing the acquisitions completed in 2006 and the Partnership’s internal expansion capital program.
     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared an increased cash distribution for the third quarter 2006 of $0.7875 per common and subordinated partnership unit ($3.15 annualized) payable November 14, 2006 to unitholders of record on November 7, 2006, an increase of $0.0125 per partnership unit over the preceding quarter ($0.05 annualized increase).
     “Our base business continues to have strong operating results. Lower than expected volumes, primarily on newly acquired pipelines, have negatively impacted the quarterly financial results. However, we expect that lower volumes shipped under deficiency agreements will either be made up in the future or be subject to required deficiency payments.” said Deborah M. Fretz, President and Chief Executive Officer. “Our domestic lease crude oil acquisition activity has a certain amount of volatility inherent in the business, and the quarterly results reflected a negative financial impact versus the second quarter 2006. For the year though, the lease acquisition business has had good financial results. The continued strength of our overall business, particularly aided by the acquisitions completed in early 2006 has resulted in the declaration of an increase in our distribution to unitholders to $3.15 per unit annually. This represents the thirteenth distribution increase in the past fourteen quarters, and a 16.7 percent increase over the third quarter of 2005.”

Segmented Third Quarter Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System increased $3.9 million to $11.6 million for the third quarter 2006 from $7.7 million for the third quarter 2005. This increase was primarily the result of a $2.4 million increase in sales and other operating revenue and a $1.4 million decrease in total expenses. Sales and other operating revenue increased from $24.4 million for the prior year’s quarter to $26.8 million for the third quarter 2006 due to an increase in total shipments. The increase in shipments was due principally to higher throughput on the Marysville, Michigan to Toledo, Ohio crude oil pipeline. During 2005, two third-party Canadian synthetic crude oil plants experienced reduced production as a result of fire damage. Resumed production at these crude oil plants, along with higher demand due to expansion of a Detroit refinery served by the Marysville pipeline, resulted in an increase in shipments. Operating expenses decreased from $12.6 million in the third quarter 2005 to $12.0 million for the third quarter 2006 due mainly to product operating gains, partially offset by increased operating costs. Depreciation and amortization expense decreased $0.4 million in the third quarter 2006 to $2.2 million as certain assets reached the end of their depreciation life during the third quarter 2006.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $9.7 million for the third quarter 2006, an increase of $1.7 million from $8.0 million for the prior year’s third quarter. Total revenues increased $3.2 million from the prior year’s third quarter to $31.7 million for the third quarter 2006 due primarily to increased revenues associated with the addition of ethanol blending at the Partnership’s refined product terminals starting in May 2006, increased revenues at the Partnership’s Nederland Terminal, and increased volumes at the refined product terminals. Operating expenses increased $1.1 million from the prior year’s third quarter to $14.3 million for the third quarter 2006 due to the timing of scheduled maintenance activity and higher utility costs. Closing of the previously announced agreement to purchase a 50 percent interest in a refined products terminal located in Syracuse, New York from an affiliate of Exxon Mobil Corporation is now expected to occur in the fourth quarter of 2006.
Western Pipeline System
     Operating income for the Western Pipeline System decreased $1.0 million to $3.4 million for the third quarter 2006 from $4.4 million for the third quarter 2005. The decrease was primarily the result of lower lease acquisition margins. The decrease was partially offset by higher crude oil pipeline volumes resulting from the Corsicana to Wichita Falls, Texas crude oil pipeline acquired in August 2005, the 37.0 percent undivided interest in the Mesa Pipe Line System acquired in December 2005, and the Millennium and Kilgore pipelines acquired in March 2006. The Amdel pipeline, acquired in March 2006, is currently being filled and is expected to begin making deliveries during the fourth quarter 2006. The decrease was further offset by an increase in other income of $1.2 million primarily attributable to equity income related to the acquisition of a 55.3 percent interest in the Mid-Valley Pipeline Company in August 2006. Total revenues and cost of products sold and operating expenses increased compared with the prior year’s quarter due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to $70.55 per barrel for the third quarter 2006 from $63.17 per barrel for the third quarter 2005. Operating expenses were higher also as a result of increased costs associated with the acquired assets and higher utility costs. Depreciation and amortization increased by $0.7 million due principally to the 2005 and 2006 acquisitions discussed earlier.
Segmented Nine Month Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System for the nine months ended September 30, 2006 increased $8.3 million to $32.8 million from $24.5 million in the prior year period. Sales and other operating revenue increased over the prior year period due to an increase in total shipments. The increase in shipments was principally the result of higher throughput on the Marysville to Toledo crude oil pipeline as a result of the prior year production issues previously discussed. Other income decreased to $8.2 million for the first nine months of 2006 from $9.5 million for the prior year period due primarily to a decrease in joint venture equity income mainly as a result of reduced pipeline volumes experienced by the Partnership’s joint venture interests. Operating expenses decreased from $34.3 million in the first nine months of 2005 to $32.2 million for the comparable period of 2006 due mainly to product operating gains, partially offset by increased utility, employee and operating costs. Selling, general and administrative expenses decreased $1.1 million for the nine months ended September 30, 2006 when compared to the prior year period in 2005 due primarily to increased utilization of engineering employees related to expansion capital projects.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $28.9 million for the nine months ended September 30, 2006, an increase of $2.1 million from $26.8 million for the prior year’s corresponding period. Total revenues increased $6.9 million from the prior year’s first nine months to $91.2 million for the first nine months of 2006 due primarily to increased revenues associated with the addition of ethanol blending at the balance of the Partnership’s refined product terminals starting in May 2006 and an increase in revenues at the Partnership’s Nederland Terminal. Operating expenses increased $3.6 million from the prior year’s first nine months to $39.6 million for the first nine months of 2006 due to increased employee costs, the timing of scheduled maintenance activity and higher utility costs.
Western Pipeline System
     Operating income for the Western Pipeline System increased $8.0 million to $20.5 million for the nine months ended September 30, 2006 from $12.5 million for the corresponding prior year period. The increase was primarily the result of higher crude oil pipeline volumes mainly from the acquisitions previously discussed and higher lease acquisition margins. Other income increased for the nine months ended September 2006 by $1.1 million when compared to the prior year period primarily due to an increase in equity income associated with the acquisition of a 55.3 percent interest in the Mid-Valley Pipeline Company in August 2006. Total revenues and cost of products sold and operating expenses increased in the first nine months of 2006 compared with the prior year’s first nine months due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to $68.29 per barrel for the first nine months of 2006 from $55.45 per barrel for the first nine months of 2005. Selling, general and administrative expenses increased $3.5 million due principally to $2.9 million of costs related to the Western area headquarters relocation from

Tulsa, Oklahoma to Sugar Land, Texas, as well as increased costs associated with the acquired assets. The relocation to Sugar Land was completed in the first quarter 2006.
Other Analysis
Financing Costs
     Net interest expense increased $1.5 million for the third quarter 2006 and $3.8 million for the nine months ended September 30, 2006, compared to the prior year’s respective periods, primarily due to increased borrowings and higher interest rates, partially offset by $0.7 million and $2.5 million in capitalized interest for the quarter and nine-month period ended September 30, 2006. The Partnership increased borrowings under its credit facility by $46.0 million to fund the acquisition of the Mid-Valley Pipeline Company. The Partnership also issued $175 million of 6.125% Senior Notes during the second quarter 2006. Total debt outstanding at September 30, 2006 consisted of $423.9 million of Senior Notes and $46.0 million of borrowings under the Partnership’s credit facility.
Capital Expenditures
     Maintenance capital expenditures decreased $1.1 million to $6.6 million for the third quarter 2006 from the third quarter 2005 due primarily to the differences in timing of scheduled maintenance activity between the periods. Maintenance capital expenditures for the nine months ended September 30, 2006 were $16.9 million, including $2.8 million related to the Western area headquarters relocation. Excluding the relocation costs, maintenance capital expenditures decreased $4.5 million from the first nine months of 2005 due mainly to the differences in timing of scheduled maintenance activity between the periods. Management anticipates maintenance capital expenditures, excluding reimbursable amounts under agreements discussed below and $2.8 million related to the Western area headquarters relocation, to be approximately $25.0 million for the year ended December 31, 2006.
     Expansion capital expenditures decreased for the third quarter 2006 when compared to the third quarter of 2005 due primarily to the acquisition of the Corsicana to Wichita Falls, Texas crude oil pipeline completed in August 2005 for $100.0 million. Excluding this acquisition, expansion capital expenditures for the third quarter 2006 increased by $81.5 million due to the acquisition of a 55.3 percent interest in the Mid-Valley Pipeline Company in August 2006, construction at Nederland of six new crude oil storage tanks with a total capacity of approximately 3.6 million shell barrels, expansion of the Marysville crude oil pipeline and the Amdel pipeline and expansion of the Montello to Pittsburgh segment of the Philadelphia System. Expansion capital expenditures increased by $124.7 million to $240.6 million for the nine months ended September 30, 2006 due primarily to the acquisition of a 55.3 percent interest in the Mid-Valley Pipeline Company, the acquisitions of the Millennium and Kilgore pipelines and the Amdel pipeline in March 2006, the construction at Nederland of six new crude oil storage tanks, installation of ethanol blending facilities at certain refined product terminals and the pipeline expansion projects described above.
Reimbursements Under Agreements with Sunoco
     Under agreements with Sunoco, the Partnership received reimbursement of $1.7 million and $0.8 million for the nine months ended September 30, 2006 and 2005, respectively, for capital expenditures associated with improvements to certain assets incurred during the period. The reimbursements of these amounts were recorded by the Partnership as capital contributions.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement	2006	2005	2006	2005
Sales and other operating revenue	$1,603,642	$1,246,646	$4,356,109	$3,338,941
Other income	5,281	4,039	11,544	11,754

Total Revenues	1,608,923	1,250,685	4,367,653	3,350,695

Cost of products sold and operating expenses	1,561,819	1,207,769	4,216,279	3,224,068
Depreciation and amortization	9,079	8,785	27,236	24,400
Selling, general and administrative expenses	13,391	14,005	41,916	38,429

Total costs and expenses	1,584,289	1,230,559	4,285,431	3,286,897

Operating income	24,634	20,126	82,222	63,798
Interest cost and debt expense, net	7,678	5,559	22,267	16,139
Capitalized interest	(720)	(126)	(2,465)	(126)

Net Income	$17,676	$14,693	$62,420	$47,785

Calculation of Limited Partners’ interest:
Net Income	$17,676	$14,693	$62,420	$47,785
Less: General Partner’s interest	(819)	(495)	(6,264)	(2,573)

Limited Partners’ interest in Net Income	$16,857	$14,198	$56,156	$45,212

Net Income per Limited Partner unit
Basic	$0.59	$0.57	$2.06	$1.86

Diluted	$0.59	$0.56	$2.05	$1.83

Weighted average Limited Partners’ units outstanding:
Basic	28,535,870	25,111,434	27,296,067	24,452,350

Diluted	28,663,319	25,269,275	27,421,581	24,624,200

Capital Expenditure Data:
Maintenance capital expenditures	$6,585	$7,720	$16,882	$18,624
Expansion capital expenditures	90,483	108,954	240,653	115,980

Total	$97,068	$116,674	$257,535	$134,604

	Sept. 30, 2006	Dec. 31, 2005
Balance Sheet Data (at period end):
Cash and cash equivalents	$18,807	$21,645
Total Debt	469,862	355,573
Total Partners’ Capital	577,203	523,411

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Eastern Pipeline System:
Sales and other operating revenue	$26,766	$24,354	$77,265	$71,299
Other income	3,387	3,246	8,218	9,496

Total Revenues	30,153	27,600	85,483	80,795

Operating expenses	11,975	12,550	32,207	34,286
Depreciation and amortization	2,199	2,616	7,417	7,822
Selling, general and administrative expenses	4,377	4,743	13,049	14,142

Operating Income	$11,602	$7,691	$32,810	$24,545

Terminal Facilities:
Total Revenues	$31,657	$28,482	$91,154	$84,296

Operating expenses	14,269	13,207	39,565	35,997
Depreciation and amortization	3,797	3,759	11,377	11,274
Selling, general and administrative expenses	3,914	3,511	11,270	10,233

Operating Income	$9,677	$8,005	$28,942	$26,792

Western Pipeline System:
Sales and other operating revenue	$1,545,219	$1,193,887	$4,187,697	$3,183,423
Other income	1,894	716	3,319	2,181

Total Revenues	1,547,113	1,194,603	4,191,016	3,185,604

Cost of products sold and operating expenses	1,535,575	1,182,012	4,144,507	3,153,785
Depreciation and amortization	3,083	2,410	8,442	5,304
Selling, general and administrative expenses	5,100	5,751	17,597	14,054

Operating Income	$3,355	$4,430	$20,470	$12,461

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	61,320,475	56,437,189	60,254,723	55,825,649
Revenue per barrel mile (cents)	0.474	0.469	0.470	0.468

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals	393,304	382,957	388,996	387,374
Nederland terminal	480,609	420,467	473,117	454,721
Refinery terminals (3)	658,957	688,923	688,553	695,912

Western Pipeline System: (1)(4)
Crude oil pipeline throughput (bpd)	565,639	368,985	523,780	335,920
Crude oil purchases at wellhead (bpd)	192,175	180,216	191,894	188,905
Gross margin per barrel of pipeline throughput (cents) (5)	12.6	27.9	24.3	26.5

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(4)	Includes results from the Partnership’s purchases of an undivided joint interest in the Mesa Pipe Line system, the Corsicana to Wichita Falls, Texas pipeline system, and the Millennium and Kilgore pipeline system from acquisition dates.

(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.
     An investor call with management regarding our third-quarter results is scheduled for Tuesday morning, October 24 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 7054546”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.
     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID#7054546.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,787 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 19.8 million barrels of crude oil terminal capacity (including 12.9 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,635 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in the Mid-Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on August 3, 2006. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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